SUB-ITEM 77-E   LEGAL
PROCEEDINGS
Since February 2004,
Federated and related
entities (collectively, "Federated")
have been named as
defendants in several
lawsuits that are now
pending in the United
States District Court
for the Western
District of Pennsylvania.
These lawsuits have been
consolidated into a single
action alleging excessive
advisory fees involving
one of the Federated-sponsored
mutual funds ("Funds").
     Federated and its
counsel have been defending
this litigation. Additional
lawsuits based upon similar
allegations may be filed in
the future. The potential
 impact of these lawsuits,
all of which seek monetary
damages, attorneys' fees
and expenses, and future
potential similar suits
 is uncertain. Although we do
not believe that these
lawsuits will have a
material adverse effect
on the Funds, there can be
 no
assurance that these suits,
ongoing adverse publicity and/or
other developments resulting from
the
allegations in these matters will
not result in increased redemptions,
or reduced sales, of shares of the
Funds or other adverse consequences
 for the Funds.




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